May 20, 2019

Emiliya Galfinger
President
Galem Group Inc.
3773 Howard Hughes Parkway, Ste. 500S
Las Vegas, NV 89169-6014

       Re: Galem Group Inc.
           Form 10-K for the year ended June 30, 2018
           Filed September 24, 2018
           Form 10-K/A for the year ended June 30, 2018
           Filed May 16, 2019
           File No. 333-213608

Dear Ms. Galfinger:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Real Estate
and
                                                          Commodities